PURCHASE AND SALE AGREEMENT

                          DATED AS OF DECEMBER 2, 2002

                                 BY AND BETWEEN

                      STATE OF WISCONSIN INVESTMENT BOARD,
                       AN INDEPENDENT AGENCY OF THE STATE
                             OF WISCONSIN, AS SELLER
                                       AND
                  URSTADT BIDDLE PROPERTIES INC., AS PURCHASER

                          FOR THE PURCHASE AND SALE OF

                              WESTCHESTER PAVILION
                             WHITE PLAINS, NEW YORK





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                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement (this "Agreement") is made as of the ____ day of November, 2002, by and between STATE OF WISCONSIN INVESTMENT BOARD, an independent agency of the State of Wisconsin ("Seller"), with its principal office at 121 East Wilson Street, Madison, Wisconsin 53702 and URSTADT BIDDLE PROPERTIES INC. ("Purchaser"), with its principal office at 321 Railroad Avenue, Greenwich, Connecticut 06830.

                                R E C I T A L S:

         A. Seller is the owner of the fee simple interest in the land located at the corner of Maple Avenue and South Broadway, White Plains, New York, which land is more particularly described on Exhibit A attached hereto (the "Land"), and all buildings, structures and improvements located thereon, commonly known as Westchester Pavilion, including a fully enclosed "vertical power" center containing approximately 173,569 rentable square feet and a 4-level parking structure containing approximately 667 parking spaces (collectively the "Improvements").

         B. Seller is the owner of certain fixtures, equipment and personal property more particularly described in Section 1.1(b) located on or in the Land and Improvements; and

         C. Seller has agreed to sell and Purchaser has agreed to purchase the aforesaid Land, Improvements, Personal Property and other property hereinafter described on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:


                                    ARTICLE 1

                                    Property

         Section 1.1 Purchase. Subject to the terms and conditions contained herein and in reliance on the representations, warranties, covenants and undertakings contained herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, free and clear of all liens, claims, encumbrances, mortgages and deeds of trust, but subject only to "Permitted Exceptions" (as hereinafter defined), the following (collectively the "Property"):


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                  (a) the Land and Improvements, together with all of Seller's right, title and interest in and to all tenements, hereditaments, privileges, and appurtenances in any way belonging or appertaining thereto;

                  (b) all tangible personal property owned by Seller in connection with the ownership, management, leasing, operation and maintenance of the Land and Improvements (collectively the "Personal Property"), including, but not limited to equipment, personal property, furniture, appliances, and all heating, ventilating, incinerating, lighting, plumbing, electrical, air-conditioning fixtures, hot water heaters, furnaces, heating controls, motors, and boiler pressure systems and equipment owned by Seller and located in or on the Land or Improvements and specifically including, without limitation, the personal property identified on Exhibit B hereto;

                  (c) all right, title and interest of Seller to land, if any, lying in the bed of any street, road, or avenue, open or proposed, at the foot of, adjoining or below the Land and in and to any strips and gores adjoining the Land;

                  (d) all of Seller's right, title and interest, as lessor, in all "Leases" (as hereinafter defined), together with, and subject to the provisions of Article 9 hereof, all rents and other sums to become due, under each such Lease, and all lease security deposits and guarantees;

                  (e) subject to the provisions of Section 7.2 hereof, all of the Seller's right, title and interest in and to all Service Contracts;

                  (f) all of Seller's right, title and interest in and to all plans and specifications relating to the construction, improvement and build-out of the Improvements, all drawings, surveys, maps, engineering reports and other technical descriptions and test results relating to the Land, Improvements and Personal Property and all unexpired warranties and guarantees, if any, in Seller's possession relating to the construction, improvement, or equipping of the Land or Improvements;

                  (g) all of Seller's books and records relating to the leasing, operation and maintenance, construction and development of the Land and Improvements ("Books and Records");

                  (h) all of Seller's right, title and interest in and to any intangible property and rights, including names under or by which the Land and/or Improvements have been operated, and all goodwill in any way associated with the Land and/or Improvements, all service marks and logos used in connection therewith and all claims and indemnities relating to the Land, Improvements and/or Personal Property;

                  (i) all deposits with public and quasi-public utility companies; and

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                  (j) all licenses, permits, certificates of occupancy,
franchises, approvals, authorizations and consents now and/or hereafter issued by any federal, state, county or municipal authority relating to the Property identified in clauses (a) through (i) above, running to, or in favor of, the Seller or the Property identified in clauses (a) through (i) above.

                                    ARTICLE 2

                        PURCHASE AND SALE; PURCHASE PRICE

         Section 2.1 Purchase Price. The purchase price for the Property shall be the sum of Forty One Million and 00/100 Dollars ($41,000,000.00) (the "Purchase Price"), plus or minus prorations as hereinafter provided, and shall be payable (i) by payment of $250,000.00 ("First Deposit") paid into escrow with the Title Company as Escrow Agent with the execution and delivery hereof (ii) $500,000.00 paid into escrow on the termination of the Inspection Period (together with the First Deposit the "Earnest Money") and (iii) the balance to be paid as set forth in Section 2.2 below, and distributable as set forth on Exhibit C.

         Section 2.2 Payment of Purchase Price. Provided the conditions to "Closing" (as hereinafter defined) set forth herein have been satisfied or waived by Purchaser and subject to the provisions of Section 2.1 hereof and Exhibit C hereto, the Purchase Price, net of Earnest Money, (including interest thereon), prorations and adjustments as provided in Article 9 hereof, shall be paid on the Closing Date by wire transfer of immediately collectible funds, first, if and to the extent necessary, to Lawyers Title Insurance Corporation of New York (the "Title Company") and then to an account or accounts specified by Seller, against delivery of instruments of transfer and other Closing Documents (as hereinafter defined) as specified in Section 5.3 hereof. The Earnest Money shall be held in an interest bearing account pursuant to the terms of a separate escrow agreement among Seller and Purchaser and the Title Company.

                                    ARTICLE 3

                                  DUE DILIGENCE

         Section 3.1 Title. Within five days from the date hereof, Purchaser shall order and use its best efforts to obtain, at Purchaser's sole cost and expense, a commitment (the "Title Commitment") from the Title Company to issue to Purchaser at Closing a current ALTA Owner's Title Policy Form in the amount of the Purchase Price naming the Purchaser as proposed insured and containing the following endorsements:

         A. Extended Coverage deleting all standard printed exceptions;

         B. Access;

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         C. Contiguity;

         D. Owner's Comprehensive;

         E. Survey;

         Said Title Commitment will disclose certain specific exceptions to which the Property will be conveyed at the Closing (such permitted exceptions being collectively referred to herein as "Permitted Exceptions"). The Permitted Exceptions are more specifically described in Exhibit D attached hereto. Purchaser, in its sole discretion, shall be entitled to object to any exceptions to title disclosed in the Title Commitment (including those set forth on Exhibit
D), or matters affecting title reflected on the Survey by a written notice of objections delivered to Seller within five (5) business days after the date of delivery of the Title Commitment and the Survey. If Purchaser fails to deliver to Seller said notice of objections within such five (5) business day period, Purchaser shall be deemed to have waived objection to any exceptions which Seller is not otherwise required to remove under this Agreement, and thereafter all such exceptions shall be deemed to be Permitted Exceptions (as hereinafter defined). On or before a date which is five (5) days after the receipt of Purchaser's notice of objections, Seller may, but shall not be obligated to, obtain, as applicable, the issuance of an endorsement to the Title Commitment or a revision to the Survey removing such exceptions or, if acceptable to Purchaser, affirmative title insurance protection for such exceptions satisfactory to Purchaser in Purchaser's reasonable discretion or deliver to Purchaser written affirmation from Seller (which shall be deemed to be a cure hereunder) that Seller shall cause certain items referenced in Purchaser's notice to be removed from the Title Commitment or endorsed over, with an endorsement reasonably satisfactory to Purchaser, on or before the Closing.

         Section 3.2 Survey. Seller has ordered and will use its best efforts to obtain a current ALTA Survey prepared by a surveyor licensed in the State of New York certified in favor of Purchaser, the Title Company and such other persons or entities as Purchaser shall designate depicting the Land and Improvements, and meeting the Minimum Standard Detail Requirements jointly established by the American Land Title Association and American Congress on Surveying and Mapping in 1999, meeting the accuracy requirements for an "Urban Survey" and showing the location of all the Improvements and easements upon the Land or appurtenant thereto (identified by the Recorder's Document Number), that there are no encroachments from or upon adjoining property or upon any easements located on the Land (or if any such encroachments exist, identifying and locating same) and containing relevant items from Table A of the Minimum Standard Detail Requirements. The legal description on the ALTA Survey shall coincide exactly with the legal description on the Title Commitment. The cost of the ALTA Survey described above shall be paid by Seller at or prior to Closing..

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         Section 3.3 Searches. Purchaser may, at Purchaser's option and at
Purchaser's sole cost and expense, obtain on or before the Closing Date, Uniform Commercial Code financing statement, tax lien, franchise tax, pending litigation and judgment searches dated not earlier than ten (10) days' prior to Closing showing Seller's interest in any personal property included as part of the Property to be free and clear of all liens, security interests and adverse claims other than those to be released at closing.

         Section 3.4 Inspection. During the period ending at 5:00 p.m. Eastern Standard Time on the date which is fourteen (14) days after execution and delivery of this Agreement by both Seller and Purchaser (said period being referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller (which notice shall be not less than 48 hours with respect to tenanted portions of the Property), to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. Purchaser shall not perform any intrusive testing, including, without limitation, drilling and any Phase II environmental inspections, without Seller's prior written consent, such consent to be given in the sole and absolute discretion of Seller.

         In the event that Purchaser is not satisfied for any or no reason with the results of its inspections and examinations in its sole and absolute discretion, then and in such event, Purchaser shall have the right, on or before the expiration of the Inspection Period ("Inspection Period Expiration Date"), to terminate this Agreement upon written notice to Seller and the Earnest Money shall be returned to Purchaser and thereafter, neither party shall have any rights against the other with respect to the terms and provisions of this Agreement except those which are specifically stated to survive the termination of this agreement. In the event that Purchaser does not terminate this Agreement on or before the Inspection Period Expiration Date in accordance with the terms and provisions of this paragraph, then and in such event it shall be deemed to have approved the results of its "Due Diligence" examination during the Inspection Period, if any, conducted in accordance with the terms and provisions of this paragraph.

         All of the foregoing tests, investigations and studies to be conducted under this Paragraph 3.4 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any advisor, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's advisor, affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property excluding any diminution of the value of the Property due to the discovery of Hazardous Materials. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion.

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         Prior to commencing any such tests, studies and investigations,
Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance in the amount of $3,000,000 insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

         Seller will deliver to Purchaser the following within one (1) Business Day after the execution of this Agreement (to the extent not previously furnished and to the extent in Seller's possession):

3.4.1    Three-year historical operating statements of the Property;

3.4.2    Real estate tax bills for years 2001-2002;

3.4.3    Copy of current rent roll for the Property;

3.4.4    Copies of any Service Contract;

3.4.5    Property employee listing and salaries;

3.4.6    Current Aged Delinquency Reports;

3.4.7    Schedule of Outstanding Security Deposits; and

3.4.8    Copy of each lease for space on the Property currently in effect;

3.4.9    Copy of 2001 CAM and Tax Billing;

3.4.10   Three (3) year Tenant Ledgers;

3.4.11   Building Plans & Specifications;

3.4.12 Three (3) years historical sales reports for all Tenants which are required to report sales pursuant to their Leases.

         Section 3.5 As Is. Except as specifically set forth otherwise in this Agreement, Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this


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Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Except as may otherwise be specifically set forth in this Agreement, Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except as may otherwise be specifically set forth in this Agreement or as agreed by Seller in this Agreement or in any other Closing document executed by Seller, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller relating to the existence of asbestos or Hazardous Materials on the Property, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 etseq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. ss. 6901 etseq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. ss. 11001 etseq., the Clean Air Act ("CAA""), 42 U.S.C. ss. t ("Clean Water Act"), 33 U.S.C. ss. 1251 etseq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. ss. 2601 etseq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. ss. 300f etseq., the Atomic Energy Act ("AEA"), 42 U.S.C. ss. 2011 etseq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. ss. 651 etseq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. ss. 1802 etseq. As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes", as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Section 3.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

         Purchaser's Initials /s/WLB Seller's Initials /s/RHS.

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         Section 3.6 Financial Information.Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as otherwise specifically set forth in this Agreement, Seller makes no representation or warranty that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and except as specifically set forth herein releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this
Section 3.6 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

         Notwithstanding Section 3.6, Seller hereby covenants that on the Closing Date, Seller shall enter into an agreement with Purchaser pursuant to which Seller shall covenant and agree with Purchaser that upon Purchaser's written request, for a period of three (3) years after the Closing, Seller shall make the Books and Records of the Seller relating to the Property available to the Purchaser, for inspection, copying and audit by the Purchaser's designated accountants. Seller acknowledges that applicable securities laws may require the Purchaser to file audited financial statements relating to operations at the Property for a three-year period and hereby consents to the Purchaser engaging the Seller's auditors to assist the Purchaser in the preparation of all or a portion of such audited financial information relating to Property operations, and to otherwise cooperate (at no cost to Seller) with the Purchaser in preparing such financial statements and will make all Books and Records relating to the Property available to Purchaser's auditors. Seller's obligations hereunder shall survive the Closing. This provision shall survive the Closing without time limitation.

         Purchaser's Initials /s/ WLB Seller's Initials /s/ RHS.

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                                    ARTICLE 4

                         CONDITIONS PRECEDENT TO CLOSING

         Section 4.1 Conditions to Closing. Without limitation of other conditions set forth herein, Purchaser's obligation to consummate the transactions contemplated by this Agreement is subject to satisfaction of all of the conditions set forth in this Article 4. Purchaser may waive any or all of such conditions in whole or in part. All conditions shall, upon closing, be deemed satisfied or waived except as otherwise set forth in writing. No such waiver shall constitute a waiver by Purchaser of any of its rights or remedies except as to the matter or condition waived. Satisfaction or waiver of any such conditions shall not waive any representation, warranty or indemnity made by Seller except to the extent Purchaser shall have closed the transaction which is the subject of this Agreement with actual knowledge of any breach of any representation or warranty of Seller herein. If any condition set forth in this
Article 4 is not fully satisfied or waived, then Purchaser shall have the right to terminate this Agreement, and in such event, the Earnest Money shall be returned to Purchaser and Seller and Purchaser shall have no further rights, obligations or liability hereunder provided Purchaser shall be permitted to pursue any rights or remedies Purchaser may have at law or in equity in the event any condition within the reasonable control of Seller is not satisfied as a result of a breach or default by Seller hereunder. The conditions are as follows:

    (a) title to the Property shall be in the condition required by Article 3 hereof;

    (b) Purchaser and its counsel shall have approved each of the Closing Documents required to be delivered, or caused to be delivered, by Seller pursuant to Section 5.3 hereof;

    (c) Seller shall have timely performed each and every covenant and agreement to be performed by Seller hereunder;

    (d) on the Closing Date, all representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as if made on and as of the Closing Date;

    (e) on or before the Closing Date, Purchaser shall have received an estoppel letter from each of The Sports Authority, Inc., Toys `R' Us, Office Max, Borders Books, McDonald's, Outback Steakhouse, and Renee K Corporation (d/b/a Educational Warehouse) and, in the form and attached hereto as Exhibit I (collectively the "Tenant Estoppel Letters");

    (f) no tenant shall have commenced any bankruptcy, insolvency or other proceedings seeking the benefit of any laws for the protection from creditors and no involuntary petition in any such proceeding shall have been filed against any tenant.

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    (g) there shall have been no (i) taking of all or any part of the Property by any public authority (condemnation) or (ii) casualty to all or any part of the Property and (iii) the Property shall be substantially and materially in the same condition as at the Inspection Period Expiration Date.



                                    ARTICLE 5

                                     CLOSING

         Section 5.1 Closing. Provided all conditions precedent set forth in
Article 4 have been satisfied or deemed satisfied, the consummation of the transaction contemplated hereunder (referred to herein as "Closing") shall take place at the office of Katten Muchin Zavis Rosenman on December 16, 2002 ("Closing Date"), or at such other time or place as may be mutually agreeable to the parties hereto.

         Section 5.2 Closing Escrow. The consummation of the transaction contemplated hereunder shall take place in escrow with the Title Company pursuant to a written escrow agreement among the attorneys for Purchaser, Seller, and the Title Company containing terms and conditions not inconsistent with the terms and conditions of this Agreement (which shall in all events be controlling) and mutually satisfactory to Purchaser and Seller, or shall take place through a so-called "New York" style closing. The cost of any escrow services in connection with the Closing provided by the Title Company, including any costs attributable to a New York Style closing, shall be borne by Purchaser. If, prior to closing, a date-down to the Title Commitment discloses any new exception to title which are not Permitted Exceptions ("Unpermitted Exceptions"), Seller shall have the right, but not the obligation, within ten
(10) days from the date of the date-down to the Title Commitment to bond over, cure and/or have any Unpermitted Exceptions removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions by affirmative coverage reasonably satisfactory to Purchaser. Subject to the following sentence, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller does not elect to or fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said ten (10) day period, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said ten (10) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Section 5.2, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property under Article 3 and the mutual indemnities set forth in Articles 8 and 10.

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         Section 5.3 Closing Documents. At the Closing, Seller shall execute and/or deliver or cause to be executed and/or delivered, to Purchaser and, where applicable, the Title Company, the following (collectively the "Closing Documents"):

                  (a) an ALTA Owner's Policy of Title Insurance in form and content and containing the endorsements required by Article 3 and with such reinsurance as Purchaser may request;

                  (b) a duly executed and acknowledged Bargain and Sale Deed with covenants against grantor's acts (the "Deed") in the form attached hereto as Exhibit E, conveying good and marketable fee simple title to the Land, Improvements and all easements and other rights appurtenant thereto, to Purchaser, subject only to the Permitted Exceptions;

                  (c) a duly executed and acknowledged Assignment of Leases in the form attached hereto as Exhibit F assigning all of Seller's interest in the Leases and lease security deposits to Purchaser;

                  (d) a duly executed Warranty Bill of Sale in the form attached hereto as Exhibit G conveying all of Seller's right, title and interest in the personal property included as part of the Property to Purchaser;

                  (e) a warranty assignment of the Service Contracts, licenses, permits, certificates, warranties, guaranties and all of the remaining Property in the form of Exhibit H attached hereto;

                  (f) appropriate Transfer Tax Returns;

                  (g) such other documents and instruments as are required to transfer Seller's interest in the Property to Purchaser;

                  (h) originals of the Leases and Service Contracts;

                  (i) all books, records, warranties, guaranties, invoices, lease files, credit reports, financial statements, governmental notices and other documents related to the construction, operation, management, use, maintenance or leasing of the Property (or copies if originals are not available);

                  (j) all plans and specifications in Seller's possession, including as-built plans and specifications, if available, relating to the construction and build-out of the Improvements;

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

                  (k) originals (or copies if such originals do not exist) of all building permits, licenses, certificates of occupancy (for the Improvements and for each of the tenant premises leased and occupied pursuant to a Lease) and franchises relating to the Property;

                  (l) Uniform Commercial Code Financing Statement, tax lien and judgment searches as required by Section 3.3 hereof, together with an affidavit in form and substance reasonably satisfactory to Purchaser that no additional financing statements have been filed or recorded with respect to the Property since the date of said search;

                  (m) a termination of all Service Contracts identified in any notice to Seller pursuant to Section 7.2 hereof;

                  (n) any affidavit or document required by the Title Company or the Recorder of Deeds;

                  (o) notices to tenants in form and content satisfactory to Purchaser notifying such tenants of the sale of the Property;

                  (p) notices to the other party to each Service Contract assigned to Purchaser, in form and content reasonably satisfactory to Purchaser;

                  (q) the Tenant Estoppel Letters referred to in Section 4.1(e) hereof;

                  (r) non-foreign affidavit; and

                  (s) all satisfactions, releases and termination statements required to release and terminate all mortgages, financing statements, mechanic liens and other security instruments affecting the Property.

         Section 5.4 Purchaser's Deliveries. At the Closing, Purchaser will deliver to Seller or the Title Company the portion of the Purchase Price due at Closing in accordance with Article 2 hereof.

         Section 5.5 Joint Deliveries. At Closing, Seller and Purchaser shall jointly deliver to each other: (a) a closing and proration statement, and (b) state, county and local transfer tax declarations, if applicable. Seller shall pay all applicable transfer taxes.

         Section 5.6 Possession. At Closing, Seller shall deliver sole and exclusive possession of the Property, subject only to the Leases, Service Contracts assigned to Purchaser and Permitted Exceptions.

         Section 5.7 PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN SECTION 3.4 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

         Purchaser's Initials /s/ WLB Seller's Initials /s/RHS

         Section 5.8 SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER MAY ELECT ONE OF THE FOLLOWING REMEDIES: (1) THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, IN WHICH EVENT THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN SECTION 3.4 AND PURCHASER'S AND SELLER'S RESPECTIVE OBLIGATIONS TO INDEMNIFY EACH OTHER PURSUANT TO ARTICLE 8 AND ARTICLE 10 OR (2) TO SUE FOR SPECIFIC PERFORMANCE. IF A COURT OF COMPETENT JURISDICTION FINDS THAT SELLER IS IN MATERIAL DEFAULT UNDER THIS CONTRACT AND PURCHASER IS NOT IN MATERIAL DEFAULT UNDER THIS CONTRACT BUT DOES NOT GRANT PURCHASER THE REMEDY OF SPECIFIC PERFORMANCE, THEN SELLER WILL REFUND PURCHASER'S EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, IN WHICH EVENT THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN SECTION
3.4 AND PURCHASER'S AND SELLER'S RESPECTIVE OBLIGATIONS TO INDEMNIFY EACH OTHER PURSUANT TO ARTICLE 8 AND ARTICLE 10.

         Purchaser's Initials /s/ WLB Seller's Initials /s/RHS

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES

         Section 6.1 Knowledge. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Michael O'Brien (the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.


         Section 6.2 Seller's Representations. Subject to the limitations set forth in Section 6.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge:
(i) except as set forth on Schedule 5 attached hereto, Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property; (ii) the rent roll attached hereto as Schedule 1 which Seller will update as of the Closing Date (and which is subject to approval by Purchaser in the event of material changes) is accurate as of the date set forth thereon; (iii) the leases listed on the rent roll attached hereto as Schedule 1 (or on the updated rent roll furnished at Closing which update shall be subject to Purchaser's approval if materially changed) and the Service Contracts listed on Schedule 2 comprise all leases, service, maintenance, repair, management, supply and other contracts relating to the Property which would be binding on Purchaser subsequent to the Closing; (iv) Seller has not received any written notice from any governmental authority that alleges that the Property is not in compliance with Environmental Laws; (v) the operating statements furnished to Purchaser are accurate in all material respects; and (vi) Seller has no knowledge of, and Seller has not received written notice from any governmental authority having jurisdiction, that the Property is not in compliance with any existing laws, regulations or ordinances of any applicable federal, state, city or other governmental authorities that have not previously been corrected. Except as specifically disclosed to Purchaser in writing or on Schedule 1, Seller has no knowledge of any breaches or defaults existing under the Leases, and no event has occurred which, after the passage of time or the giving of notice, would constitute a breach or default under the Leases or give any Tenant any offset rights or claims under the Leases. These representations and warranties shall survive the Closing for a period of six (6) months.

         Section 6.3. Power and Authority of Seller. Seller does hereby represent and warrant to and with Purchaser as follows:

                  (a) Power and Authority. Seller is duly organized and existing under the laws of the state of its organization. Seller's liability for any breach or misrepresentation of these representations and warranties shall not exceed, and shall be capped at, $500,000.00. Seller has full right, power and authority to enter into this Agreement and all documents to be executed by Seller pursuant hereto and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all documents to be executed by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action.

                  (b) Conflict. To the best of Seller's knowledge, neither the execution of this Agreement and all documents to be executed by Seller pursuant hereto nor the consummation of the transactions contemplated hereby or thereby will be in violation of any judgment, order, permit, writ, injunction or decree of any court, commission, bureau or agency, or any law, rule, regulation, ordinance or code to which Seller or the Property or by which Seller or the Property is bound, or constitute a breach or default under any agreement or other obligation to which Seller is a party or which Seller or the Property may be bound.

         Section 6.4 Purchaser's Representations. Purchaser does hereby represent and warrant to and with Seller as follows:
                      ---------------------------

                  (a) Power and Authority. Purchaser is duly organized and existing under the laws of the state of its organization. Purchaser's liability for any breach or misrepresentation of these representations and warranties shall not exceed, and shall be capped at, $500,000.00. Purchaser has full right, power and authority to enter into this Agreement and all documents to be executed by Purchaser pursuant hereto and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all documents to be executed by Purchaser pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action.

                  (b) Conflict. Neither the execution of this Agreement and all documents to be executed by Purchaser pursuant hereto nor the consummation of the transactions contemplated hereby or thereby will be in violation of any judgment, order, permit, writ, injunction or decree of any court, commission, bureau or agency, or any law, rule, regulation, ordinance or code to which Purchaser or the Property or by which Purchaser or the Property is bound, or constitute a breach or default under any agreement or other obligation to which Purchaser is a party or which Purchaser or the Property may be bound.

                  (c) Conflicts Prohibited. Purchaser is a publicly traded corporation listed on the New York Stock Exchange. Except for possible ownership of publicly traded shares of the Purchaser, the Purchaser represents, warrants, and covenants that, to the best of its knowledge, no trustee or employee of the State of Wisconsin Investment Board (SWIB) identified on Exhibit J, either directly or indirectly (a) currently holds, except as may be specifically set forth below, a personal interest in the Purchaser or any of its affiliates (together, the "Entity") or the Entity's property or securities, or (b) will, in connection with the investment(s) made pursuant to this Agreement, receive (i) a personal interest in the Entity, the Property, or the Entity's property or securities or (ii) anything of substantial economic value for his or her private benefit from the Entity or anyone acting on its behalf.

                                    ARTICLE 7

                               SELLER'S COVENANTS

         Section 7.1 Seller's Covenants. Seller covenants and agrees with Purchaser that from and after the date hereof up to Closing or earlier termination of this Agreement, the Seller shall conduct the business involving the Property as follows, and during such period will:

                  (a) refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances or other interests that will be in force and effect after the Closing;

                  (b) not, without obtaining the prior written consent of Purchaser, extend, renew, terminate, replace, amend or enter into any new Service Contract with respect to the Property which will survive Closing or otherwise affect the use operation or enjoyment of the Property after Closing, unless any such Service Contract by its terms is cancelable by the owner of the Property without penalty or premium and within thirty (30) days after giving notice thereof;

                  (c) not, without obtaining the prior written consent of Purchaser, extend, renew, terminate, replace or amend any of the Leases identified on the Lease Schedule or enter into any new Lease;

                  (d) fully and faithfully perform all of the landlord's covenants, agreements and obligations under the Leases and otherwise continue to meet all obligations with respect to the Property, including all contractual obligations under the Service Contracts and all obligations under the licenses, permits and approvals with respect to the Property;

                  (e) maintain in full force and effect the policies of insurance identified in Schedule 4 hereto and cause to be maintained the insurance policies required to be maintained by all parties under the Service Contracts and Leases;

                  (f) deliver or cause to be delivered to Purchaser, promptly upon receipt thereof by Seller, copies of all notices received or given by Seller alleging any violation of any applicable law, rule, regulation or code, any default under at Lease, Service Contract or insurance policy and report to Purchaser, from time to time, the status of any alleged violation or default;

                  (g) promptly comply with all notices of violation or alleged violation by the Seller or any tenants of the Seller on the Property of all state, county, city or municipal laws, ordinances, codes, regulations, orders or requirements of departments of housing, buildings, fire, labor, health, or departments of other governmental authorities having jurisdiction over or affecting the Property or the use or operation thereof; and

                  (h) continue to operate and manage the Property in the ordinary course of business and in a first-class manner; maintain the Property in good repair and working order; keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property in the ordinary course of business and in a first-class manner.

         Section 7.2 Termination of Service Contracts. Purchaser may elect by notice to Seller prior to the Inspection Period Expiration Date, to have any or all of the Service Contracts terminated by Seller, and Seller agrees to terminate said Service Contracts, effective as of the Closing Date or such later date provided in any such Service Contract.

         Section 7.3 Leasing Commissions. Seller shall pay all leasing commissions and tenant costs (including, without limitation, tenant improvement costs, moving costs, design costs incurred by the tenant, lease buyout costs and similar tenant inducement costs) which are obligations, current or future, as of the Closing Date in connection with leases (and renewals, extensions or expansions thereof provided for in such leases) entered into prior to the Closing Date and in connection with any renewals, extensions or expansions thereof provided for in such leases even if same are exercised after the Closing Date. All leasing commissions and tenant costs with respect to leases entered into on or after the Closing Date (and renewals, extensions or expansions thereof) shall be the responsibility of Purchaser.

                                    ARTICLE 8

                                 INDEMNIFICATION

         Section 8.1 Seller's Indemnification. Subject to the provisions of
Section 8.2, Seller hereby agree to protect, defend, indemnify and hold Purchaser harmless from and against any and all liabilities, obligations, losses, costs, damage or expense, including attorneys' fees and court costs, Purchaser may incur or suffer on account of or in connection with:

                  (a) any breach of any representation or warranty of Seller contained herein or contained in any document or instrument executed by Seller in connection herewith;

                  (b) the default by Seller of any of its post-closing obligations;

                  (c) any claim or demand by any tenant under a Lease for a breach or default by the landlord under the Lease or other obligation owed to such tenant based on an obligation or liability that accrued prior to the Closing Date; and

                  (d) any breach, default or violation of CERCLA or Related Legislation relating to the Property as of, or prior to, the Closing Date.

         Section 8.2 Certain Limitations. Seller shall not be released from, nor shall Purchaser be deemed to have waived its rights under, the indemnifications contained in this Section by virtue of Purchaser's inspections and investigations of the Property unless, except as otherwise set forth in writing, Purchaser had actual knowledge of the fact, condition or circumstance giving rise to such claim for indemnification at the time of closing. In the event Purchaser elects to consummate this transaction notwithstanding having acquired actual knowledge that a representation and warranty of Seller was false or materially misleading (it being understood that Purchaser shall have no obligation to do so), Purchaser shall be deemed to have accepted such fact, circumstance or condition of which it has actual knowledge and, except as otherwise set forth in writing, Purchaser shall have no claim against Seller with respect thereto. Purchaser shall be deemed to have actual knowledge of any fact, circumstance or condition of which any agent, or employee of Purchaser had actual knowledge. Notwithstanding the foregoing, Purchaser shall be deemed to have actual knowledge of any matter disclosed in a tenant estoppel certificate.

         Section 8.3 Purchaser's Indemnifications. Purchaser hereby agrees to protect, defend, indemnify and hold Seller harmless from and against any and all liabilities, obligations, losses, costs, damage or expense, including attorneys' fees and court costs, Seller may incur or suffer on account of or in connection with:

                  (a) any breach of any representation or warranty of Purchaser contained herein or in any documents to be executed by Purchaser pursuant hereto; and

                  (b) the default by Purchaser of any of its post-closing obligations.

                                    ARTICLE 9

                      CLOSING ADJUSTMENTS AND CLOSING COSTS

         Section 9.1 Prorations. As hereinafter more particularly described, certain of the items described in this Section shall be prorated between the parties on a per diem basis (on the basis of actual calendar days and a 365-day year) so that, subject to the more particular provisions set forth below, Seller's pro rata share of credits and charges for all days preceding the applicable proration date shall be allocated to Seller and credits and charges for the applicable proration date and all days thereafter shall be allocated to Purchaser. In connection with the prorations and allocations provided for herein, Purchaser and Seller shall jointly prepare a proration schedule in reasonable detail showing each item prorated or adjusted.

         Section 9.2 Rent. Current and prepaid base rent (collectively "Fixed Rent") and Percentage Rent, if any, shall be prorated as of midnight of the day immediately preceding the Closing Date. Some or all of the Leases provide for reimbursement of certain expenses of owning, operating, maintaining and managing the Land and Improvements ("Operating Expense") and for real estate taxes ("Taxes"). Some or all of the Leases provide for a determination of the tenant's share of Operating Expenses and Taxes on an annual basis provided that estimated payments thereof are paid periodically during the course of the year with the final adjustment to be made after the close of the year once Operating Expenses and Taxes have been finally determined. The amounts due from tenants for such items, including estimated payments, shall be prorated at Closing in the same manner that Fixed Rents are prorated as provided above. Seller shall not receive a credit at Closing for any payments of rental obligations (including tax and expense contributions) not paid on the Closing Date from tenants under the terms of the Leases. Payments of rental obligations (including tax and expense contributions) received by Purchaser after Closing shall be applied first, for rent and other lease obligations (including tax and expense contributions) due or accrued from tenants from and after the Closing Date and when such rents and other lease obligations (including tax and expense contributions) have been paid in full, the balance shall be promptly remitted by Purchaser to Seller to the extent of any delinquent rents due Seller.

         Section 9.3 Taxes. Current real estate taxes not yet due and owing as of the Closing Date shall be prorated as of midnight of the day immediately preceding the Closing Date based upon the tax year of the applicable tax authority so that the portion of current taxes allocable to the period from the beginning of such tax year through the Closing Date shall be the responsibility of Seller and the portion of the current taxes allocable to the portion of such tax year from the Closing Date to the end of such tax year shall be the responsibility of Purchaser. If the amount of the current general taxes is not then ascertainable, the adjustment thereof shall be based on one hundred percent (100%) of the most recently ascertainable tax bill. Seller and Purchaser do hereby further agree with regard to the proration for real estate taxes, to reprorate said real estate taxes forthwith upon Purchaser's receipt of the actual tax bill(s) for the tax year or tax years in question. This covenant shall survive the Closing of this transaction until such reproration is effected.

         Section 9.4 Operating Expenses. Seller shall be responsible for payment of all Operating Expenses through midnight of the day immediately preceding the Closing Date and shall be entitled to retain all reimbursements collected from tenants on account of Operating Expenses and Taxes with respect to the period through midnight of the day preceding the Closing Date. Purchaser shall be responsible for the payment of Operating Expenses and Taxes attributable to the Property and accruing on and after the Closing Date. Purchaser shall be entitled to retain, for its own account, all reimbursements collected from tenants on account of Operating Expenses and Taxes accruing with respect to the period occurring on or after the Closing Date. As part of the final proration referred to in Section 9.8 hereof there shall be a computation of the total Operating Expenses and Taxes for the year in which the Closing occurs for which Seller is responsible pursuant to the terms hereof and for which Purchaser is responsible pursuant to the terms hereof and a computation of the reimbursements on account of Operating Expenses and Taxes received, whether by Seller or Purchaser, from tenants and appropriate adjustment shall be made between the parties to effectuate the provisions of this Article 9.

         Section 9.5 Security Deposits. All cash security deposits made by tenants of the Property shall be credited to Purchaser at Closing, and all non-cash security deposits, if any, shall be delivered to Purchaser at Closing.

         Section 9.6 Closing Costs. Seller shall pay all costs and expenses required to be paid in order for Seller to comply with its covenants, agreements and obligations hereunder. Purchaser shall bear and pay all title insurance premiums and charges, including the premiums for the extended coverage and other endorsements described in Article 3 hereof. The cost of the survey shall be paid as provided in Section 3.2 hereof. Seller shall pay all escrow fees. All state, county and City of White Plains transfer taxes on the sale contemplated hereunder shall be paid by Seller. Purchaser shall pay all recording fees for the deed and assignments, and all fees or charges associated with Purchaser's financing, if any.

         Section 9.7 Other Items. All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Closing Date. Seller shall receive a credit in respect of a refundable gas utility deposit to that extent that such deposit has been assigned to the Purchaser and the utility company has been notified and has consented to such assignments.

         Section 9.8 Reproration. To the extent practicable, all prorations shall be made at Closing. To the extent any such prorations cannot be made at the Closing, the same shall be adjusted and completed after the Closing as and when complete information becomes available. Seller and Purchaser agree to cooperate and to use their best efforts to complete such prorations no later than thirty (30) days after the complete information becomes available. Seller and Purchaser shall use their best efforts prior to the Closing to prepare a schedule of prorations covering current monthly rent, prepaid rent and security deposits, and real property taxes and assessments so that such prorations can be made at the Closing. All adjustments made pursuant to this Article 9 shall be paid in cash or as a credit against the Purchase Price at Closing. The provisions of Article 9 shall survive the Closing.

                                   ARTICLE 10

                                     BROKER

         Purchaser and Seller each represent and warrant to the other that neither has employed any real estate agent, broker, finder or adviser (other than Granite Partners, L.L.C., the broker for the transaction and Seller's employment of Clarion Partners ("CP") as its adviser in connection with this transaction. Seller agrees to and does hereby indemnify, defend and forever hold Purchaser harmless from all loss, damage, cost, or expense (including attorney's fees) that Purchaser may suffer as a result of any claim or action brought by any other agent, broker, finder or adviser acting or allegedly acting on behalf of Seller in connection with this transaction. Purchaser agrees to and does hereby indemnify, defend and hold forever Seller harmless from all loss, damage, cost or expense (including reasonable attorneys' fees) that Seller may suffer as a result of any claim or action brought by any agent, broker, finder or adviser acting or allegedly acting on behalf of Purchaser in connection with this transaction. This indemnity shall survive the Closing without limitation as to time.

                                   ARTICLE 11

                                    SURVIVAL

         All agreements, representations and warranties, and indemnities by the respective parties contain herein are intended to and shall remain true and correct as of the Closing, shall be deemed to be material, and subject to the provisions of this Agreement shall survive the delivery of the Deed and the transfer of title pursuant thereto. Any covenants and conditions herein that must be operative after delivery of the Deed to be effective shall be so operative and shall not be deemed to have been merged into the Deed.

                                   ARTICLE 12

                                  MISCELLANEOUS

         Section 12.1 All notices to be given hereunder shall be personally delivered or sent by certified mail, return receipt requested or by Federal Express (or equivalent reputable overnight courier) or by facsimile (provided notice is also given by overnight courier) to the parties at the following addresses (or to such other or further addresses as the parties may hereafter designate by like notice similarly sent):

         TO SELLER:                         State of Wisconsin Investment Board
                                            121 East Wilson Street
                                            Madison, Wisconsin  53707
                                            Attn: Steven C. Spiekerman
                                            Telephone: (608) 266-8974
                                            Fax: (608) 266-2436

         with a copy to:                    Katten Muchin Zavis Rosenman
                                            575 Madison Avenue
                                            New York, New York 10022
                                            Attn:  Thomas Berner, Esq.
                                            Telephone:  (212) 940-8504
                                            Fax: (212) 940-8776

         and with a copy to:                Clarion Partners
                                            335 Madison Avenue, 7th Floor
                                            New York, New York 10022
                                            Attn:  Michael O'Brien
                                            Telephone:  (212) 883-2577
                                            Fax: (212) 883-2877

         TO PURCHASER:                      Urstadt Biddle Properties Inc.
                                            321 Railroad Avenue
                                            Greenwich, Connecticut  06830
                                            Attn:  Willing L. Biddle
                                            Telephone (203) 863-8206
                                            Fax (203) 861-6755

         with a copy to:                    Urstadt Biddle Properties Inc.
                                            321 Railroad Avenue
                                            Greenwich, Connecticut  06830
                                            Attn:  Raymond P. Argila
                                            Telephone (203) 863-8210
                                            Fax (203) 861-6755


All notices sent in the manner provided above shall be deemed effective upon receipt or refusal to accept.

         Section 12.2 This Agreement and the Exhibits attached hereto embody the entire agreement between the parties in connection with this transaction and there are no oral or parole agreements, representations, or inducements existing between the parties relating to this transaction which are not expressly set forth herein and covered hereby. This Agreement may not be modified except by a written agreement signed by all of the parties. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser.

         Section 12.3 No written waiver by any party at any time of any breach of any provision of this Agreement shall be deemed a waiver of a breach of any other provision herein or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of such action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.

         Section 12.4 The captions, section numbers and article numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe, or describe the scope of intent of such sections or articles of this Agreement nor in any way affect this Agreement.

         Section 12.5 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

         Section 12.6 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

         Section 12.7 The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. However, Purchaser shall have the right, power and authority to assign all or any portion of this Agreement and its rights hereunder, without Seller's consent, to any "affiliate" of Purchaser; provided, however, that no such assignment or delegation shall relieve Purchaser of its obligations or liabilities under this Agreement unless Purchaser's assignee assumes all obligations of Purchaser under this Agreement at Closing. An "affiliate" of Purchaser shall be an entity controlled by, under common control with or controlling Purchaser or Purchaser's owner. Any other assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser.

         Section 12.8 Whenever under the terms and provisions of this Agreement, the time for performance of a condition or the giving of a notice falls upon a Saturday, Sunday or holiday, such time for performance or for the giving of notice shall be extended to the next business day.

         Section 12.9 If there is any legal action or proceeding between Seller and Purchaser arising from or based on this Agreement, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' fees, shall be included in and as part of such judgment.

         Section 12.10 Except as otherwise herein expressly provided, this Agreement is solely for the benefit of Purchaser and Seller and no other parties shall have any right to rely hereon or be deemed to be a third party beneficiary hereunder.

         Section 12.11 Each of the parties hereto shall at any time and from time to time after the Closing, execute and deliver such further instruments, documents and certificates and do such further acts and things, as may be required by law or which may be appropriate or reasonable in order to carry out the intent and purposes of this Agreement, or to vest more fully in Purchaser title to the Property.

         Section 12.12 This Agreement does not, and is not intended to, create a partnership or joint venture between Purchaser and Seller.

         Section 12.13 None of the Affiliates or beneficiaries, shareholders, partners, officers, directors, advisors, agents or employees, heirs, successors or assigns of Seller or Purchaser shall have any personal liability of any kind or nature nor shall Purchaser or Seller have the right to receive any judgment in or otherwise recover against the assets of the aforesaid for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser and Seller respectively hereby waives for itself and anyone who may claim by, through or under Purchaser or Seller respectively any and all rights to sue or recover on account of any such alleged personal liability or to receive any judgment in or otherwise recover against the assets, the Affiliates of Seller or Purchaser respectively, or beneficiaries, affiliates, shareholders, partners, officers, agents or employees, heirs, successors or assigns of Seller or Purchaser respectively.

         Section 12.14 To the best of Purchaser's knowledge, the Purchaser represents and warrants that neither the Purchaser nor any of its affiliates or partners, members, directors and officers is or has been the subject of, or a defendant in: (i) an enforcement action or prosecution (or settlement in lieu thereof) brought by a governmental authority relating to a violation of securities, tax, fiduciary or criminal laws, or (ii) a civil action (or settlement in lieu thereof) brought by investors in a common investment vehicle for violation of duties owed to the investors. The Purchaser covenants that it will notify Seller within five days in the event any such action or prosecution is initiated during the term of this investment.

         Section 12.15     Time is of the essence of this Agreement.

                      SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the parties hereby have executed this Agreement the day and year first above written.

                          SELLER:

                          STATE OF WISCONSIN INVESTMENT
                          BOARD, an independent agency of the
                          State of Wisconsin


                          By:/s/Robert H. Severance
                          Its: Managing Director

                          PURCHASER:

                          URSTADT BIDDLE PROPERTIES INC.



                          By: /s/ Willing L. Biddle
                              President
























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